Exhibit 99.1

PMV Pharmaceuticals Reports Second Quarter 2025 Financial Results and Corporate Highlights

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PMV will host an investor webinar on Wednesday, September 10, 2025 at 8:00 AM ET to review Phase 2 PYNNACLE clinical trial interim analysis data

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Interim analysis will include data for approximately 65 patients with at least 18 weeks of follow-up

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Cash, cash equivalents, and marketable securities of $148.3 million as of June 30, 2025, providing expected cash runway to end of 2026

PRINCETON, N.J., August 7, 2025 (GLOBE NEWSWIRE) - PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the second quarter ended June 30, 2025, and provided a corporate update.

PMV Pharma will host an investor webinar on Wednesday, September 10, 2025 at 8:00 AM ET to review interim analysis data from the Phase 2 PYNNACLE clinical trial. This interim analysis will include data for approximately 65 patients who have had at least 18 weeks of follow up, of which approximately 45% are in the ovarian cancer cohort.

“Our team has continued to execute at an exceptionally high level as we advance the registrational Phase 2 PYNNACLE clinical trial,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “We look forward to providing data from the interim analysis on September 10.”

Second Quarter 2025 Financial Results

PMV Pharma ended the second quarter with $148.3 million in cash, cash equivalents, and marketable securities, compared to $165.8 million as of March 31, 2025. Net cash used in operations was $36.5 million for the six months ended June 30, 2025, compared to $17.8 million for the six months ended June 30, 2024.

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Net loss for the quarter ended June 30, 2025, was $21.2 million compared to $1.2 million for the quarter ended June 30, 2024. The net loss increase was a result of the Company’s sale of its New Jersey accumulated net operating losses in the second quarter of 2024, with a corresponding $16.2 million income tax benefit.
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Research and development (R&D) expenses were $18.4 million for the quarter ended June 30, 2025, compared to $14.6 million for the quarter ended June 30, 2024. The increase in R&D expenses was primarily due to increased contractual research organization costs for the advancement of the rezatapopt program.
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General and administrative (G&A) expenses were $4.5 million for the quarter ended June 30, 2025, compared to $5.5 million for the quarter ended June 30, 2024. The decrease in G&A expenses was primarily due to reduced spend for stock-based compensation and facility and operational expenses.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option on a tumor-agnostic basis and as a monotherapy, expectations regarding timing, number of patients and treatment durations for our interim data readouts, expectations regarding timing and success of the Phase 2 portion of the current clinical trial for rezatapopt, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2025, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 9, 2025, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025, filed with the SEC on August 7, 2025, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$ 44,127	$ 40,876
Marketable securities, current	98,147	128,578
Prepaid expenses and other current assets	3,037	6,204
Total current assets	145,311	175,658
Property and equipment, net	287	409
Marketable securities, noncurrent	6,032	13,843
Right-of-use assets	977	1,143
Other assets	248	235
Total assets	$ 152,855	$ 191,288
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 2,598	$ 6,579
Accrued expenses	8,632	7,439
Operating lease liabilities, current	377	352
Total current liabilities	11,607	14,370
Operating lease liabilities, noncurrent	643	838
Total liabilities	12,250	15,208
Stockholders’ equity:
Additional paid-in capital	547,942	544,653
Accumulated deficit	(407,358)	(368,712)
Accumulated other comprehensive income	21	139
Total stockholders’ equity	140,605	176,080
Total liabilities and stockholders’ equity	$ 152,855	$ 191,288

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$ 18,400	$ 14,628	$ 35,841	$ 27,813
General and administrative	4,479	5,542	8,600	10,578
Total operating expenses	22,879	20,170	44,441	38,391
Loss from operations	(22,879)	(20,170)	(44,441)	(38,391)
Other income (expense):
Interest income, net	1,690	2,801	3,625	5,753
Other expense, net	(16)	(17)	(21)	(18)
Total other income	1,674	2,784	3,604	5,735
Loss before provision (benefit) for income taxes	(21,205)	(17,386)	(40,837)	(32,656)
Provision (benefit) for income taxes	5	(16,173)	(2,191)	(16,173)
Net loss	(21,210)	(1,213)	(38,646)	(16,483)
Unrealized (loss) on available for sale investments, net of tax	(61)	(61)	(123)	(380)
Foreign currency translation (loss) gain	(2)	5	6	(28)
Total other comprehensive loss	(63)	(56)	(117)	(408)
Total comprehensive loss	$ (21,273)	$ (1,269)	$ (38,763)	$ (16,891)
Net loss per share -- basic and diluted	$ (0.41)	$ (0.02)	$ (0.74)	$ (0.32)
Weighted-average common shares outstanding	52,010,827	51,478,751	51,981,607	51,462,307

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com